Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of HeartBeam, Inc. on Form S-8 (File No.’s 333-261430, 333-266114 and 333-273230), Form S-3 (File No. 333-269520) and Form S-1 (File No. 333-269717) of our report dated March 13, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of HeartBeam, Inc. as of and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of HeartBeam, Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
Morristown, New Jersey
March 13, 2025